EXHIBIT 5.1

WARD AND SMITH, P.A.

ATTORNEYS AT LAW

January 30, 2008

The Board of Directors

Bank of the Carolinas Corporation

135 Boxwood Village Drive

Mocksville, North Carolina 27028

RE:	Our File 980253-00087

Gentlemen:

We have acted as counsel to Bank of the Carolinas Corporation (“BOC”) in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement is being filed for purposes of registering under the Act up to 100,000 shares of BOC’s $5.00 par value common stock (the “Shares”) that may be purchased for the accounts of participants in BOC’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”).

In connection with rendering our opinion set forth in this letter, we have examined originals or copies of the following documents:

1.	the Registration Statement and Prospectus included therein;

2.	records of proceedings of BOC’s Board of Directors relating to the Plan, and resolutions adopted by BOC’s Board of Directors pertaining to the Registration Statement; and,

3.	BOC’s Articles of Incorporation and Bylaws, each as amended to date; and,

4.	such other corporate records, certificates and instruments, and such other matters, as we have considered necessary for purposes of the opinion expressed herein.

In delivering this letter, we have assumed (i) the authenticity of all documents submitted to us as originals and the conformity to the original or certified copies of all documents submitted to us as conformed or reproduction copies, and (ii) that the copies of records of proceedings by BOC’s Board of Directors provided to us by BOC are accurate and complete and evidence all actions taken by BOC’s Board of Directors pertaining to the Plan and the Registration Statement.

Based upon and subject to the foregoing, as well as the qualifications set forth below, it is our opinion as of this date that, when (i) the Registration Statement has become effective and upon compliance with pertinent provisions of the Act, and (ii) the Shares are purchased for the accounts of participants in accordance with the terms of the Plan, the Shares will be legally issued, fully paid and nonassessible.

WARD AND SMITH, P.A

The Board of Directors

Bank of the Carolinas Corporation

January 30, 2008

This letter is furnished under the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act. We consent to your filing of this opinion as an Exhibit to the Registration Statement, but our consent is not an admission that our consent is required to be filed in the Registration Statement by Section 7 of the Act. We have furnished this letter solely for BOC’s benefit in connection with the Registration Statement, and it may not be quoted, relied upon, or used for any other purpose or by any other person without our prior express written consent.

No opinions may be inferred beyond the one we expressly state in this letter. Our opinion is limited to matters of North Carolina law. We do not express any opinion on the laws of any other state or jurisdiction or as to compliance with federal or state securities laws relating to the Plan or the sale of shares thereunder. Our opinion in this letter is limited to matters in existence as of the date of this letter, and we expressly disclaim any duty or responsibility to update or supplement this letter, or our opinion or the information upon which it is based, after the date of this letter to reflect any change in the law or facts.

Yours truly,

/s/ WARD AND SMITH, P.A.

WARD AND SMITH, P.A.